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SALOMON BROTHERS ASSET MANAGEMENT INC

                                 CODE OF ETHICS

I.   Introduction.

     All Employees and Outside Directors (as defined below) of Salomon Brothers Asset Management Inc ("SBAM"), in conducting their personal securities transactions, owe a fiduciary duty to all SBAM's clients, including the investment companies for which SBAM serves as investment adviser. The term "Fund" is used herein to mean each registered investment company for which SBAM serves as investment adviser or sub-investment adviser. The fundamental standard to be followed in personal securities transactions is that Employees and Outside Directors may not take inappropriate advantage of their positions. All personal securities transactions by Employees and Outside Directors must be conducted in such a manner as to avoid any actual or potential conflict of interest between the Employee's or Outside Director's interest and the interests of each client, or any abuse of an Employee's or Outside Director's position of trust and responsibility. Potential conflicts arising from personal investment activities could include buying or selling securities based on knowledge of a client's trading position or plans (sometimes referred to as front-running), and acceptance of personal favors that could influence trading judgments on behalf of a client. In addition to the foregoing, this Code of Ethics is intended to prevent Employees and Outside Directors from engaging in any act, practice or course of business prohibited by Rule 17j-1 under the Investment Company Act of 1940 (the "Act"). Rule 17j-1 prohibits directors, officers and advisory personnel of an investment adviser, in connection with the purchase or sale by any such person of a security held or to be acquired by an investment company, from engaging in manipulative practices or employing any scheme to defraud the investment company, from making any untrue statements to the investment company and from failing to disclose to the investment company material information.

     While this Code of Ethics is designed to address identified conflicts and potential conflicts, it cannot possibly be written broadly enough to cover all potential situations. In this regard, Employees and Outside Directors are expected to adhere not only to the letter, but also the spirit, of the policies contained herein. For example, the restrictions contained herein on the purchase or sale of a security would include the purchase or sale of an equivalent security, such as the writing of an option to purchase or sell a security.

    Absent the approval of SBAM's Compliance Officer and except for certain limited exceptions for managed accounts where the Employee has no discretion, self-directed IRA accounts and certain estate or trust accounts, all Employees must maintain brokerage accounts at a brokerage firm listed on an approved list maintained by the Compliance Officer. Such accounts are referred to herein as "Employee Accounts." "Employee Accounts" include (i) any account in which the Employee has an interest or the power to, directly or indirectly, make investment decisions, (ii) any account of the Employee's spouse, (iii) any account of a child or the spouse of a child if they live in the same household or are financially dependent, (iv) any account of any other person related by blood or marriage over whose account the Employee has



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control and (v) any account of any other person to whose financial support the
Employee contributes materially or over whose account the Employee has control.

     The restrictions herein applicable to Employees and Outside Directors apply to all securities in which the Employee or Outside Director has any direct or indirect "beneficial ownership."1 With respect to Employees, such restrictions may encompass transactions in securities that are not effected in "Employee Accounts" such as interests in limited partnerships or transactions effected for the account of another individual or entity if the Employee may share in the profit from the transaction. Accordingly, all securities transactions in which an Employee has or would acquire any direct or indirect beneficial ownership, whether effected through an Employee Account or not, must be approved in advance as provided below in paragraph III. of this Code of Ethics.

     In furtherance of the above principles, this Code of Ethics contains certain restrictions on personal securities transactions by Employees [and Outside Directors], certain restrictions on other activities of Employees when an actual or potential conflict of interest between an Employee and a client may exist, and certain reporting requirements to enable SBAM to ensure compliance with this Code of Ethics. Any questions regarding the application or scope of the restrictions and reporting requirements contained herein should be directed to SBAM's Compliance Officer.

     All of the restrictions and reporting requirements contained herein apply to each of SBAM's Employees. Certain [restrictions and] reporting requirements contained herein apply to Outside Directors. Certain additional restrictions apply only to "Portfolio Managers." For purposes of this Code of Ethics, Employees also includes all directors and officers of SBAM, except Outside Directors. "Outside Director" includes any director of SBAM who is affiliated with SBAM only by virtue of serving as a director of SBAM and by virtue of holding a position with an entity affiliated with Salomon Brothers Inc ("SBI"), as designated from time to time by the Compliance Officer. "Portfolio Manager" includes only officers or employees of SBAM having direct responsibility and authority to make investment decisions on behalf of a client. The Compliance Officer will notify each Employee deemed to be a Portfolio Manager for purposes of this Code of Ethics.


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1. For this purpose, "beneficial owner" is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares a direct or indirect pecuniary interest in the securities, as further described in Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, a copy of which is attached as Appendix 2 to this Code of Ethics. "Pecuniary interest" generally is the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in securities.



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     Employees are reminded that they are subject to the "Statement of Policies and Procedures Regarding Securities and Commodities Transactions by Employees" of SBI and SBAM's "Statement of Policies and Procedures Regarding Confidentiality and Trading in Securities." Among other things, the Statements describe SBI's and SBAM's policies regarding insider trading, Chinese Wall procedures and SBI's Restricted List. SBI's and SBAM's policies are distributed periodically by the Compliance Officer.


II.  Prohibitions; Exemptions.

     1.  Prohibited Purchases and Sales.

     Employees

         A. No Employee [or Outside Director] may purchase or sell, directly or indirectly, any security in which that Employee [or Outside Director] has, or by reason of the transaction would acquire, any direct or indirect beneficial ownership and which to the actual knowledge of that Employee [or Outside Director] at the time of such purchase or sale:

         (i) is being actively considered for purchase or sale for any client account; or

         (ii) is in the process of being purchased or sold by any client account.

         B. No Employee may, directly or indirectly, acquire or dispose of a beneficial interest in any security which is the subject of an investment decision or recommendation for a client account for a period of seven days after (i) orders implementing such decision or recommendation are communicated to banks or brokers on behalf of all discretionary accounts in question or (ii) an investment recommendation is communicated to all of SBAM's non-discretionary advisory accounts to which the recommendation was intended to be disseminated.

         C. Employees may not purchase and sell, or sell and purchase, the same security within a sixty (60) calendar day period.

         D. Employees may not purchase, directly or indirectly, any security in an initial public offering.

     Portfolio Managers

         In addition to the above prohibitions, the following purchases and sales are also prohibited for all Portfolio Managers:

         E. A Portfolio Manager cannot purchase or sell, directly or indirectly, any security in which he or she has or acquires any direct or indirect beneficial ownership



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within seven (7) calendar days before a client account for which he or she acts as a Portfolio Manager trades in that security.

     2.  Exemptions From Certain Prohibitions.

         A. The prohibited purchase and sale transactions described in paragraph
     II.1. above do not apply to the following personal securities transactions:

         (1) purchases or sales effected in any account over which the Employee [or Outside Director] has no direct or indirect influence or control;

         (2) purchases or sales which are non-volitional on the part of either the Employee[, the Outside Director] or the relevant client account;

         (3) purchases which are part of an automatic dividend reinvestment plan (other than pursuant to a cash purchase plan option);

         (4) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired from that issuer, and sales of the rights so acquired;

         (5) purchases or sales of (i) "long-term" debt securities (securities with a remaining maturity of more than 397 days) issued by the U.S. government or "short-term" debt securities (securities with a remaining maturity of 397 days or less) issued or guaranteed as to principal or interest by the U.S. government or by a person controlled or supervised by and acting as an instrumentality of the U.S. government, (ii) bankers' acceptances and bank certificates of deposit, (iii) commercial paper and (iv) shares of registered open-end investment companies (each of the foregoing being referred to herein as "Exempt Securities"); and

         (6) any other purchase or sale which the Compliance Officer (or the Chairman of SBAM with respect to Compliance Officer personal securities transactions) approves on the grounds that the chance of conflict of interest is remote.

         B. The prohibited purchase and sale transactions described in paragraphs II.1.A. and II.1.B. above do not apply to the following personal securities transactions:

         (1) any purchase or sale, or series of related transactions, involving 500 shares or less in the aggregate, if the issuer has a market capitalization (outstanding shares multiplied by the current price per share) greater than $1 billion.



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         C. The prohibited purchase and sale transactions described in paragraphs II.1.C. and II.1.E. may be permitted with (i) the prior approval of the Compliance Officer and, with respect to paragraph II.1.C. above,
     (ii) the prior approval of SBI's Compliance Department. Such approval will be granted only on a case-by-case basis for particular investments where significant news or other major events occur after purchase or in order to avoid a personal hardship, provided that no abuse is involved and the equities strongly support an exemption. Employees will not be permitted to make a practice of such early liquidations.

         D. Any personal securities transaction approved pursuant to paragraphs II.2.A.(6) and II.2.C. shall be reported to the Chairman of the Audit Committee of each relevant Fund, as determined by the Compliance Officer, within 15 days after the end of the month during which such approval occurred.


     3.  Prohibited Recommendations.

     All Employees are subject to the following restrictions on making recommendations to each client account:

         A. Subject to certain exceptions indicated below for Exempt Securities (as defined in paragraph II.2.A.(5) above) no Employee may recommend the purchase or sale of any security to or for any client account without first having disclosed his or her interest, if any, in such security or the issuer thereof, to the Compliance Officer, including without limitation:

         (1) any direct or indirect beneficial ownership of any security (other than an Exempt Security) of such issuer, including any security received in a private securities transaction;

         (2) any contemplated purchase or sale by such person of such security (other than an Exempt Security);

         (3) any position with such issuer or its affiliates; or

         (4) any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

         B. In circumstances in which Employees are required to disclose an interest in a security or an issuer acquired in a private securities transaction to the Compliance Officer, as described above, SBAM's decision to purchase or sell a security (or to recommend the purchase or sale of a security) of the same issuer for any client account shall be subject to an independent review by a Portfolio Manager or Portfolio Managers with no personal interest in the issuer.



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III. Pre-Clearance of Personal Securities Transactions.

     1. All Employees must obtain approval from the Compliance Officer prior to entering into personal securities transactions involving the purchase or sale of any security, including any security to be acquired in a private transaction, except for transactions included in paragraphs II.2.A(1), A(2), A(3) or A(4).

     2. In addition, all transactions by Employees in equity securities must be approved by the person or persons designated from time to time by the Compliance Officer.

     3. All personal securities transactions are subject to SBI's Restricted
List.

     4. In connection with obtaining approval for any personal securities transaction, Employees must describe to the Compliance Officer in detail any factors which might be relevant to a conflict of interest analysis, including the existence, to the Employee's knowledge, of any economic relationship between the transaction and securities held or to be acquired by any SBAM client.


IV.  Prohibitions on Gifts and Services.

     1. Employees may not accept gifts or other things of more than $100 in value from any person or entity that is known by such Employee to be doing business with or on behalf of any client account or SBAM, without the approval of the Compliance Officer and the Chairman of SBAM.

     2. Employees shall not serve on the boards of directors of publicly held companies (other than Funds), absent prior approval from the Board of Directors of each relevant Fund, as determined by the Compliance Officer, and approval of SBI's Compliance Department. Such approval should be based on a determination that board service would be consistent with the best interests of the shareholders of each such Fund.


V.   Reporting.

         1. Initial Reporting.

         All Employees must report all personal securities holdings upon commencement of employment with SBAM.

         2. Quarterly Reporting.

         A. Subject to the provisions of paragraph B. below, every Employee and Outside Director shall either report to SBAM the information described in paragraph C. below with respect to transactions in any security in which the Employee or Outside



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     Director has, or by reason of the transaction acquires, any direct or indirect beneficial ownership in the security or, in the alternative, make the representation in paragraph D. below.

         B. Neither an Employee nor an Outside Director is required to make a report with respect to any transaction effected for any account over which the Employee or Outside Director does not have any direct or indirect influence; provided, however, that if the Employee is relying upon the provisions of this paragraph B. to avoid making such a report, the Employee or Outside Director shall, not later than 10 days after the end of each calendar quarter, identify any such account in writing and certify in writing that he or she had no direct or indirect influence over any such account.

         C. Every quarterly report pursuant to this paragraph 2. shall be submitted to the Compliance Officer not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected and shall contain the following information:

         (i) the date of the transaction, the title and the number of shares and the principal amount of each security involved;

         (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

         (iii) the price at which the transaction was effected;

         (iv) the name of the broker, dealer or bank with or through whom the transaction was effected; and

         (v) a description of any factors potentially relevant to a conflict of interest analysis, including the existence, to the Employee's or Outside Director's knowledge, of any economic relationship between the transaction and securities held or to be acquired by any client account.

         D. If no transactions were conducted by an Employee or Outside Director during a calendar quarter that are subject to the reporting requirements described above, such Employee or Outside Director shall, not later than 10 days after the end of that calendar quarter, provide a written representation to that effect to the Compliance Officer.

         E. An Employee need not separately report to SBAM information regarding transactions conducted through securities accounts, provided that copies of the relevant confirmations and statements are furnished to SBAM as required by paragraph V.4. below. In addition, an Employee need not separately report to SBAM information regarding transactions which have been pre-cleared in accordance with Section III. This option may be revoked by the Compliance Officer for Employees who fail to make timely filings required under this Code of Ethics or who fail to provide required disclosures, confirmations or statements.



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         3. Annual Reporting and Certification.

         A. All Employees must report all personal securities holdings to the Compliance Officer within 30 days after the end of each calendar year, together with a list of all accounts maintained at brokerage firms which are subject to the provisions of this Code of Ethics (see the Introduction above and footnote 1), including the names of the firms and the account numbers.

         B. All Employees and Outside Directors are required to certify annually that they have read and understand this Code of Ethics and recognize that they are subject to the provisions hereof and will comply with the policy and procedures stated herein. Further, all Employees and Outside Directors are required to certify annually that they have complied with the requirements of this Code of Ethics and that they have reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of such policies. A copy of the certification form to be used in complying with this paragraph B. is attached to this Code of Ethics as Appendix 1.

         4. Brokerage Confirmations and Statements.

         All Employees must direct their brokers to supply to the Compliance Officer, on a timely basis, duplicate copies of confirmations of any purchase or sale of a security and copies of all periodic statements for all securities accounts. This provision does not apply to brokerage accounts established at SBI.

         5. Miscellaneous.

         Any report under this Code of Ethics may contain a statement that the report shall not be construed as an admission by the person making the report that the person has any direct or indirect beneficial ownership in the securities to which the report relates.


VI.  Confidentiality.

     No Employee shall reveal to any other person (except in the normal course of his or her duties on behalf of SBAM) any information regarding securities transactions by any client or consideration by any client or SBAM of any such securities transaction.

     All information obtained from any Employee and Outside Director pursuant to this Code of Ethics shall be kept in strict confidence, except that reports of securities transactions hereunder will be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation.



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VII. Sanctions.

     Any trades made in violation of the provisions set forth under paragraphs II.1.C. and E. must be unwound, or, if that is impractical, any profits realized on trades made in violation of these prohibitions must be disgorged to the appropriate client or clients (or, alternatively, to a charitable organization) under the direction of the Compliance Officer, with the approval of SBAM's Chairman and President.

     Upon discovering a violation of this Code of Ethics, the Chairman and/or President of SBAM may impose any sanctions it deems appropriate, including a letter of censure or the suspension or termination of the employment of the violator.


Dated: ________ 1997